Exhibit 10.296

EMPLOYMENT AGREEMENT

between

AdCare Health Systems, Inc. (the “Company”)

and

Ronald W. Fleming (the “Officer”)

This Employment Agreement (“Agreement”) is entered into July 3, 2013 (the “Signing Date”), to be generally effective May 15, 2013 (the “Effective Date”).

Background

The Company and the Officer desire that the Officer be engaged as Senior Vice President and Chief Financial Officer of the Company and desire to enter into this Agreement to reflect the terms and conditions of the Officer’s employment.

Statement of Agreement

For good and valuable consideration (including the respective obligations of the parties hereunder), the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as of the Effective Date as follows:

Section 1.                                           Employment.  For the purposes and upon the terms and conditions hereinafter set forth, the Company agrees to employ the Officer and the Officer accepts such employment.  The Officer’s employment shall be based in the Atlanta, Georgia greater metropolitan area, subject to business travel as necessary.  As of the Effective Date, the Company shall provide the Officer with an office at its corporate offices in Atlanta, Georgia and an office at its corporate offices in Roswell, Georgia.

Section 2.                                           Duties.  The Officer shall be employed by the Company during the Employment Term (as defined in Section 5(a)).  The Officer shall be employed by the Company as of the Effective Date as Senior Vice President and Chief Financial Officer of the Company.  The Officer shall have such duties and responsibilities as are commonly incident to such offices of a substantial corporation and shall report to the President and Chief Executive Officer.  The Officer shall devote his full-time, attention and energy to the business of the Company and the performance of his duties hereunder.  Notwithstanding any other provision hereof, the Company consents to the Officer continuing after the Effective Date to perform services, for not in excess of thirty (30) hours per month on average, as a consultant to Georgia Cancer Specialists and its affiliates that are controlled by, controlling or under common control with that entity, provided that the Officer’s services for that entity and its affiliates do not materially interfere with his performance of duties for and his obligations  to the Company hereunder.  The Officer represents and warrants that his entry into and performance of services under this Agreement does not violate the terms of his engagement with Georgia Cancer Specialists or the restrictive covenants in any agreement with Georgia Cancer Specialists.  The Officer also represents and warrants that he is bound by no agreement that would in any way restrict his ability to perform his duties for the Company.  The Officer will be expected to carry out his duties with the highest degree of ethical and moral standards and to comply with all terms and conditions regarding the nature and manner in carrying out his duties as may be established from time to time by the Company and set forth in its employee handbook or manual.

Section 3.                                           Compensation.

(a)                                 Salary.  The Officer shall be paid an initial salary of $270,000 per year (the “Annual Salary”), payable in installments on the date of the Company’s regular pay periods.  The Annual Salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) for possible increases, and if so increased, the increased amount shall thereafter be deemed to be the “Annual Salary” for all purposes under this Agreement.

(b)                                 Bonus.  The Officer shall be eligible to earn an annual bonus for 2013 and each year thereafter, the target amount of which, based on reasonably expected performance, shall be at least seventy-five percent (75%) of Annual Salary (the “Target Bonus”); provided, however that the bonus and the Target Bonus for 2013 will be based on the amount of the Officer’s Annual Salary actually paid in 2013 and not on his annual rate of Annual Salary, and provided, further, that irrespective of the degree of achievement of performance criteria, the Officer’s bonus for 2013 will not be less than $80,000.  The performance criteria for earning the bonus and the formula for determining the amount of the bonus shall be established by the Compensation Committee, with input from the CEO, under the Company’s management incentive plan for executive officers.  The criteria and the formula for each year after 2013 will be provided to the Officer no later than the ninetieth (90th) day of that year.  The bonus earned shall be paid as soon as feasible following the end of each year, but not later than March 30 of the following year.  The bonus for any year will be earned and accrued and payable only if the Officer is employed by the Company on the last day of the year for which the bonus is earned.

(c)                                  Equity Compensation.  As of the Effective Date and as a material inducement to the Officer to enter into employment with the Company, the Compensation Committee granted to the Officer a warrant to purchase 70,000 shares of the Company’s common stock, no par value (the “Common Stock”), with an exercise price per share equal to the $5.90 per share (the “Warrant”).  The Warrant shall vest one third (1/3) on each of the three subsequent anniversaries of the Effective Date.  All vesting requires that the Officer is employed by the Company on such date, provided however, that if the Officer resigns for “Good Reason,” or a “Change in Control” occurs while the Officer is employed by the Company, then the Warrant shall immediately become one hundred percent (100%) vested.  The Warrant shall be exercisable for cash, or at the option of the Officer, in a cashless exercise (by reducing the number of shares he receives upon exercise by a number of shares with a then Fair Market Value equal to the aggregate exercise price of the shares purchased).  The Warrant shall be evidenced by a warrant certificate bearing restrictive legends and otherwise not inconsistent with this Agreement.

As a material inducement to the Officer to enter into employment with the Company, the Compensation Committee shall also grant to the Officer promptly following the “Filing Date” and in no event later than March 15, 2014, 30,000 shares of the Company’s restricted Common

Stock pursuant to the Company’s 2011 Stock Incentive Plan (the “2011 Plan”), subject to vesting as provided herein (the “Restricted Stock”).  The Restricted Stock shall vest one third (1/3) on each of the three subsequent anniversaries of the Effective Date.  All vesting requires that the Officer is employed by the Company on such date, provided however, that if the Officer resigns for “Good Reason,” or a “Change in Control” occurs while the Officer is employed by the Company, then the Restricted Stock shall become one hundred percent (100%) vested upon the later of the date of such event or the date of issuance of the Restricted Stock.  The Restricted Stock shall be evidenced by a restricted stock agreement bearing restrictive legends and otherwise not inconsistent with this Agreement.  In the event that a (i) Change in Control occurs prior to March 15, 2014 while the Officer is employed by the Company or (ii) the Officer resigns his employment for Good Reason prior to March 15, 2014 and the Compensation Committee has not yet granted the Officer the Restricted Stock pursuant to the terms of this Agreement, the Compensation Committee shall grant the Officer a cash payment equal to the fair market value of the Restricted Stock as of the date of the occurrence of the Change in Control or the date of the Officer’s resignation for Good Reason (as applicable).

The Officer understands and acknowledges that (i) the issuance of the Common Stock issuable upon the exercise of the Warrant or portion thereof and the issuance of the Restricted Stock may be made only if such issuance is subject to an effective registration statement or an exemption from the registration requirements of the Securities Act and any applicable state securities laws is available; and (ii) all shares of Common Stock issuable upon exercise of the Warrant and the Restricted Stock may be disposed of only in accordance with the Securities Act of 1933, as amended, and any applicable state securities laws.

The Officer shall be eligible to receive future grants of equity compensation at the discretion of the Compensation Committee.

For purposes of this Agreement, the following terms shall have the following meanings.

Resignation for “Good Reason” means the Officer’s resignation within ninety (90) days following the Company’s failure to cure a material breach of this Agreement within thirty (30) days after the Officer gives the Company written notice of such breach within ninety (90) days of the occurrence of such breach.

“Cause” means the Officer’s fraud, dishonesty, willful misconduct, or gross negligence in his performance of his duties hereunder, or the Officer’s conviction for a crime of moral turpitude, or material breach by the Officer of this Agreement which the Officer fails to cure within thirty (30) days after the Company gives the Officer written notice of such breach.

“Change in Control” has the meaning set forth in the 2011 Plan.

“Fair Market Value” has the meaning set forth in the 2011 Plan.

“Filing Date” means the first date on which the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s Quarterly Report on Form 10-Q for

the quarter ended March 31, 2013 have been filed with the Securities and Exchange Commission.

Section 4.                                           Officer Benefits; Vacation.  During the Employment Term, the Officer shall be entitled to participate in life insurance, hospitalization medical insurance, retirement, and other benefits, to the extent that such benefits are provided generally to other executive officers of the Company and paid vacation in accordance with the Company’s vacation policy for executive officers.  In addition to the benefits generally available to executive officers of the Company, the Company agrees to (a) pay the COBRA premiums of the Officer and his spouse and eligible dependents for the period from the Effective Date until the Officer is covered under the Company’s group health plan, such amounts to be paid as soon as feasible, (b) waive any waiting period for eligibility under the Company’s existing benefit plans (other than the group health plan) to the extent permitted under the existing terms of the applicable plans and to the extent that such waiver would not result in discrimination prohibited by applicable law or that would result in adverse tax consequences or other adverse consequences under any such plan, and (c) continue to pay the Officer at the rate of 100% of his Annual Salary for a period of three (3) months after the date of “Disability” and at the rate of 60% of his Annual Salary as of the date of Disability for an additional twenty-one (21) months, although such payments may be made pursuant to insurance provided by the Company.  For purposes of this Agreement, the term “Disability” means the inability of the Officer to perform his duties for medical reasons for a period of ninety (90) days in any three hundred sixty-five (365) day period.  In the event there is a question as to whether or not the Officer is subject to a Disability, the Board of Directors of the Company will select a qualified physician who will make the determination which will be binding on both the Officer and the Company.

Section 5.                                           Term of Employment.

(a)                                 The term of this Agreement shall begin on the Effective Date and remain in effect thereafter while the Officer is employed by the Company (the “Employment Term”).

(b)                                 The Company and the Officer shall at all times have the right to terminate the Officer’s employment, in the case of the Company with or without Cause, and in the case of the Officer with or without Good Reason, and in either case subject to the terms of this Agreement.  Upon termination of the Officer’s employment, the Officer shall have no obligation or duty to further serve the Company in any capacity (other than to comply with the obligations set forth in Section 6 below), nor shall the Company be under any obligation or duty to employ the Officer or provide the benefits specified in Section 4 or make any of the payments provided for in Sections 3, or 4, (except to the extent any such benefits are required to be provided by this Agreement, the applicable plan or law or any such payments under Sections 3, or 4, have accrued prior to and remain unpaid as of the effective date of such termination).

(c)                                  If, during the first three months of continuous employment with the Company the Officer resigns his employment for Good Reason, or the Company terminates the Officer’s employment without Cause (other than due to the Officer’s Disability), the Officer shall receive severance pay in the form of salary continuation, payable in substantially equal installments at least monthly for three (3) months after the termination date.  If after a minimum of three months continuous employment with the Company after the Effective Date, but less than a six months of continuous employment with the Company, the Officer resigns his employment for Good Reason or the Company terminates the Officer’s employment without Cause (other than due to the Officer’s Disability), the Officer, or his successors and assigns, shall receive severance pay in the form of salary continuation, payable in substantially equal installments at least monthly for six (6) months after the termination date.  If, after a minimum of six months of continuous employment with the Company after the Effective Date the Officer resigns his employment for Good Reason or the Company terminates the Officer’s employment without Cause (other than due to the Officer’s Disability), the Officer or his successors and assigns shall receive severance pay in the form of salary continuation, payable in substantially equal installments at least monthly for twelve (12) months after the termination date. Notwithstanding the foregoing, regardless of the period of the Officer’s continuous employment after the Effective Date, if within three (3) months before or twenty-four (24) months after the occurrence of a “Change in Control,” the Officer resigns his employment for Good Reason or the Company terminates the Officer’s employment without Cause (other than due to the Officer’s Disability), the Officer or his successors and assigns shall receive severance pay in the form of salary continuation, payable in substantially equal installments at least monthly for eighteen (18) months after the termination date, plus an additional sum equal to one-half (1/2) of the Target Bonus, which sum shall be payable in substantially equal prorated installments at least monthly for six (6) months beginning twelve (12) months following the termination date.

For the period for which severance pay is paid, i.e., three (3), six (6), twelve (12) or eighteen (18) months following termination of employment (the “Severance Period”), the Officer and his family shall be entitled to continue to be covered under all employee benefit plans of the Company under which executive officers of the Company are covered and at the same cost and under the same terms and conditions as apply to executive officers, provided, however, that if the Company is unable to do that under applicable law, the coverage would result in discrimination prohibited by applicable law, the coverage would result in adverse tax consequences or other adverse consequences under any such plan, or the insurer will not permit the Officer to be covered under any such plan, the Company shall pay to the Officer an amount each month during the Severance Period equal to the Company’s cost of coverage for similarly situated executive officers.  For purposes of this Agreement, each installment payment in Subsection (c) shall be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code (the “Code”), and termination of employment and similar terms means a termination of employment constituting a “separation from service” within the meaning of Code Section 409A.  Notwithstanding the foregoing, to the extent necessary to avoid the Officer incurring a tax under Code Section 409A, any amount that is otherwise due within six (6) months following termination of employment shall be delayed until six months after termination of employment.  The provisions contained in this Section shall survive the termination of the Officer’s employment.

Section 6.                                           Certain Officer Covenants.  The Officer expressly covenants and agrees to and with the Company as hereinafter set forth in this Section 6.

(a)                                 Non-Competition.  During the Employment Term and in the event that the Officer’s employment is voluntarily terminated by the Officer other than for Good Reason or is terminated by the Company for Cause, then for a period of twelve (12) months after the date of termination, the Officer shall not within the Area, directly or indirectly, acting alone or with others, on behalf of a competitor of the Company undertake to perform executive management responsibilities similar to those the Officer provides for the Company during the last twenty-four (24) months of his employment with the Company.  For purposes of this Agreement “Area” shall be defined as a twenty-five (25) mile radius from the physical address of any skilled nursing facility or business office owned or operated by the Company as of the date of the termination of this Agreement.  The foregoing restrictions shall not, however, prohibit the Officer from performing services for a division or business unit of a competitor of the Company if such division or business unit does not provide goods or services competitive with those offered by the Company.  Notwithstanding anything herein to the contrary, the provisions of this Section shall not prohibit the Officer from acquiring less than 1% of the securities of any corporation which competes with the Company and whose shares are regularly traded on a nationally recognized stock exchange or over-the-counter market.

(b)                                 Prohibition Against Hiring Employees.  For a period of twelve (12) months after the date of termination, regardless of the reason for termination, the Officer shall not directly or indirectly solicit for employment, or directly or indirectly assist others in soliciting for employment, any person employed by the Company whom the Officer managed or supervised, or with whom the Officer worked directly, during the then twelve (12) months of the Officer’s employment, whether or not such person is a full-time or part-time employee of the Company.

(c)                                  Confidential Information.  The Officer shall receive and hold all Confidential Information and Trade Secrets in trust for the Company and in the strictest confidence.  Except to the extent required in the performance of his duties hereunder, the Officer shall not at any time while he is employed by the Company or after termination of his employment, directly or indirectly, use, disclose, disseminate or otherwise publish Confidential Information or Trade Secrets.  For purposes of this Agreement, the term “Confidential Information” means data and information relating to the business of the Company (whether constituting a Trade Secret or not) which is or has been disclosed to the Officer or of which the Officer became aware as a consequence of or through his relationship with Company and which has value to the Company and is not generally known to the Company’s competitors.  Confidential Information shall include, without limitation, trade secrets, methods of operation, names of customers, price lists, financial information, personnel data and similar information, but shall not include any data or information which has been voluntarily disclosed to the public by the Company (except where such disclosure has been made by the Officer without authorization) or that has been independently developed and disclosed by others, or otherwise has entered the public domain through lawful means.  “Trade Secrets” means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  The restrictions on use and disclosure of Confidential Information shall survive following the Officer’s termination of employment for so long as the information remains Confidential Information as defined by this Agreement.  The restrictions on use and disclosure of Trade Secrets shall survive following the Officer’s termination of employment for so long as the information is a trade secret under applicable law.

(d)                                 Return of Information.  Upon termination of the Officer’s employment for whatever reason, the Officer shall return to or leave with the Company, without making or retaining copies thereof, all documents, records, notebooks and similar repositories containing Confidential Information.

(e)                                  Reasonableness of Covenants.  The Officer has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 6, and hereby acknowledges and agrees that, in light of his position, the information to which he will be privy, and the nature of the business, the restrictions are reasonable in time and territory, are designed to eliminate unfair competition to the Company, are fully required to protect the Company’s legitimate interests, and do not confer a benefit upon the Company disproportionate to any detriment to the Officer.

If the Officer breaches any of the agreements contained in this Section 6, then, in addition to any other rights or remedies which the Company may have, the Company shall have the right to an accounting and repayment of all profits or other benefits directly realized as a result of any such breach, to collect any damages caused by such breach in addition to those specifically listed herein, and to enforce any legal or equitable remedy (including injunctive relief) that it may have against the Officer to prevent further injury to the Company resulting from such breach.

The Officer acknowledges that any breach of the agreements contained in this Section could cause irreparable harm to the Company.  The Officer acknowledges that damages in the event of Officer’s breach of this Agreement will be difficult, if not impossible, to ascertain and therefore it is agreed that the Company, in addition to, and without limiting any other remedy or right it may have under this Agreement or the law, will have the right to an injunction enjoining any such breach.  The Officer agrees to reimburse the Company for all costs and expenses, including reasonable attorney’s fees, incurred by the Company because of any breach of this provision, but only in the event that the Officer fails to cure such breach, within ten (10) days after being provided written notice thereof by the Company.

All covenants and provisions contained in Section 6 shall survive the termination of the Officer’s employment, regardless of the reason of such termination.

The Officer acknowledges that the Company recommends that the Officer review this Agreement with his own legal counsel prior to signing this Agreement and the Officer confirms that the Officer has had ample opportunity to do so.

Section 7.                                           Notices.  Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed duly given when personally delivered or when deposited in the United States mail, first class postage prepaid, properly addressed to the parties at their respective addresses below or such addresses as shall be given by notice of any party.

The Company:	AdCare Health Systems, Inc.
5057 Troy Road
Springfield, OH 45502
Attn: Chairman

With a copy to:
Chief Executive Officer
AdCare Health Systems, Inc.
Two Buckhead Plaza
3050 Peachtree Road NW
Suite 355
Atlanta, GA 30305

The Officer:	The most recent address that the Company has on file.

Section 8.                                           Actions by the Company.  Any determination, consent, waiver, agreement, or other action under or with respect to this Agreement and its implementation of or by the Company shall not be deemed made, taken or effected hereunder unless made, taken or effected in a writing signed by a duly authorized officer of the Company.

Section 9.                                           Waiver; Remedies Cumulative.  No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy.  No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach.  All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

Section 10.                                    Assignment.  This Agreement shall be binding upon and inure to the benefit of the legal successors of the Company.  Neither this Agreement nor any rights hereunder shall be assignable and any such purported assignment by his shall be void and of no force or effect; provided, however, that in the event of the Officer’s death, any amounts that are unpaid and owing to the Officer or rights that are exercisable by the Officer shall be paid to or exercisable by his estate.

Section 11.                                    Applicable Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.  Any action for breach or to enforce the terms of this Agreement, or in any way arising out of or related to Officer’s employment with the company or this Agreement, including without limitation the covenants and provisions contained in Section 6, shall be brought in the Superior Court of Fulton County, Georgia or in a federal court sitting in Atlanta, Georgia, and the parties hereto each consent to jurisdiction and venue in such courts.

Section 12.                                    Indemnification.  The Company shall indemnify the Officer for his actions and omissions as an officer and provide for advancement of expenses in connection therewith to the maximum extent permitted by its state of incorporation, but not for the Officer’s gross negligence or willful misconduct.  The Company shall maintain, during the Employment Term and for at least three (3) years thereafter, an adequate officer’s liability policy covering the Officer for actions and omissions during the Employment Term.

Section 13.                                    Severability and Judicial Modification.  The parties agree that each provision of this Agreement is separate, distinct and severable from the other remaining provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision shall not effect the validity and unenforceability of any other provision or provisions of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of the conflict between such provision and any applicable law or public policy, it is the intent of the parties that such provision shall be modified by the Court to the extent appropriate to render the provision reasonable valid and enforceable.  If any court of competent jurisdiction shall at any time deem the duration of the restrictions of Section 6, the “Area” as defined in Section 6, or any provisions of Section 6 unenforceable, the duration of the applicable restrictions set forth in Section 6 shall be deemed to be the longest duration permissible by law under the circumstances, the “Area” shall be deemed to comprise the largest territory permissible by law under the circumstances, and the remainder of the Agreement shall nevertheless stand.  The court in each case shall reduce the aforementioned provisions to permissible duration or territory.

Section 14.                                    Miscellaneous.  This Agreement constitutes the entire understanding between the parties concerning the Officer’s employment with the Company and supersedes any and all previous agreements between the Officer and the Company concerning such employment.  Except for judicial modification as set forth in Section 13, this Agreement cannot be amended or modified in any respect, unless such amendment or modification is evidenced by a written instrument signed by both the Company and the Officer.  The captions of the various sections of this Agreement are not a part of the context hereof, are inserted merely for convenience in locating the different provisions hereof and shall be ignored in construing this Agreement.

The parties have executed multiple counterparts of this Agreement, each of which shall be deemed to be an original, as of the date set forth at the beginning hereof.

THE COMPANY:		THE OFFICER:

ADCARE HEALTH SYSTEMS, INC.		RONALD W. FLEMING

By:	/s/ Boyd P. Gentry	/s/ Ronald W. Fleming
	Boyd P. Gentry,	Ronald W. Fleming
President and CEO